Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2015, in the Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Intersect ENT, Inc. for the registration of 3,450,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated March 11, 2015 with respect to the financial statements of Intersect ENT, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 29, 2015